UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 5, 2005

Orange 21 Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 LAS PALMAS DRIVE CARLSBAD, CALIFORNIA		92009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entering Into A Material Definitive Agreement.

On June 5, 2005, Orange 21 Inc. agreed to extend the maturity date of its existing revolving credit facility with Comerica Bank-California from June 5, 2005 until September 5, 2005.  Other than the extension of the maturity date, no other material terms of the facility were modified.

Under the terms of the existing facility, Orange 21 may borrow up to $8 million for working capital and operational requirements.  Borrowings under the facility accrue interest at the rate equal to Comerica’s prime rate plus a margin of 0.75%.  As of March 31, 2005, Orange 21 had no outstanding indebtedness under the facility.  The facility is secured by a pledge of all of Orange 21’s assets, excluding intellectual property.  Orange 21 has also agreed to the certain covenants under the facility, including agreeing to maintain:

•                  A ratio of current assets to current liabilities of at least 1.25 to 1;

•                  A ratio of total liabilities to tangible net worth of not more than 2 to 1;

•                  A ratio of total liabilities to tangible net worth of not more than 1.6 to 1 in order to avoid a borrowing base calculation;

•                  A ratio of quick assets to current liabilities of at least 0.50 to 1;

•                  A tangible net worth of not less than $32.8 million, to be increased on a quarterly basis by 50% of the aggregate net income of each fiscal quarter and 100% of capital infusions, including any subordinated debt; and

•                  An annual minimum profit of $500,000, with no more than two consecutive quarterly losses.

At March 31, 2005, Orange 21 was in compliance with all covenants under the facility.

Orange 21 also disclosed that, effective as of June 1, 2005, it had paid off the remaining balance of its term loan with Comerica (approximately $229,167).  As a result, Orange 21 currently has no long-term debt.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description

10.17	Letter from Comerica Bank-California dated June 5, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orange 21 Inc.

Date: June 8, 2005
	By:	/s/ Barry Buchholtz
Barry Buchholtz
Chief Executive Officer